Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL 60181, (630)954-0400

FOR IMMEDIATE RELEASE:	August 17, 2009

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Ronald E. Heineman
Chief Executive Officer and President
Phone: (630) 954-0416 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Announces Intent to Purchase Staffing Firm

General Employment Enterprises, Inc. (NYSE Amex: JOB) announced today that it has signed a letter of intent with WTS Acquisition Corp. (“WTS”) to purchase 100% of the capital stock of On-Site Services, Inc. (“On-Site”). On-Site is a temporary staffing and payroll services company with annual revenues of approximately $10 million. The tentative transaction is subject to negotiating and entering into a definitive acquisition agreement with WTS.

Commenting on the letter of intent, Ronald E. Heineman, CEO and President said, “With the completion of our major restructuring plans implemented July 1st, we are very confident in our field and corporate team going forward. We are executing on plans to grow organically and through acquisitions, and I am happy to announce that we entered into a letter of intent with On-Site Services. Our vision is to build a national Human Resource Outsourcing (HRO) company with multiple product lines including permanent placement, temporary staffing — including light industrial, medical, information technology, finance/accounting — Professional Employment (PEO) services, Professional Contractors and other products synergistic with the HRO platform. While still a challenging economic environment, we are assessing many opportunities. The letter of intent with On-Site Services includes normal due diligence with a target closing of late fourth quarter 2009.”

Business Information

General Employment provides professional staffing services, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.